                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 38 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated December 4, 2002 and December 11, 2002, relating to the financial statements and financial highlights appearing in the October 31, 2002 Annual Reports to Shareholders of Vanguard STAR Fund, Vanguard LifeStrategy Funds and Vanguard International Stock Index Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers - Independent Accountants" in the Statement of Additional Information.





PricewaterhouseCoopers LLP
Philadelphia, PA

August 18, 2003